Exhibit 16.1
February 13, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Dear Sirs and Madams:
We have read Item 4.01 of the Current Report on Form 8-K/A, dated February 13, 2006, of Cray Inc. and we agree with the statements made therein.
Yours truly,
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Seattle, Washington